                                                                   EXHIBIT 99.1


                                                  Contact: Robert B. Nolen, Jr.
                                                           President and Chief
                                                           Executive Officer
                                                           (205) 221-4111


            PINNACLE BANCSHARES ANNOUNCES RESULTS FOR THIRD QUARTER


     Jasper, Alabama (October 24, 2003) - Robert B. Nolen, Jr., President and Chief Executive Officer of Pinnacle Bancshares, Inc. (AMEX:PLE), today announced Pinnacle's third quarter results of operations. For the three months ended September 30, 2003, net income was $571,000, compared with net income of $473,000 for the three months ended September 30, 2002. For the nine months ended September 30, 2003, net income was $1,870,000, compared with $1,431,000 for the nine months ended September 30, 2002.


     Mr. Nolen noted that a significant portion of the higher net income was related to non-interest income, which increased from $1,526,000 in the first nine months of 2002 to $2,362,000 in the nine months ended September 30, 2003. This increase was primarily attributable to increases in net gains on the sale of loans held for sale and available-for-sale securities of $402,000 and $352,000 respectively.


     Mr. Nolen stated that the Company's net interest margin increased to 3.74% for the three months ended September 30, 2003, from 3.69% and 3.63% for the three months ended June 30, 2003 and September 30, 2002, respectively.


     Net interest income after the provision for loan losses for the three months ended September 30, 2003, was $1,495,000, compared with $1,738,000 in the same period last year. Net interest income after the provision for loan losses for the nine months ended September 30, 2003 was $4,649,000, compared with $4,909,000 in the same period last year.


     Mr. Nolen also noted that the provision for loan losses in the nine months ended September 30, 2003 was $882,000, compared to $380,000 in the first nine months of 2002. This increase was primarily the result of increases in charge-offs and in non-accrual loans. As a percent of total loans, the allowance for total loans receivable increased from 1.10% at December 31, 2002 to 1.40% at September 30, 2003.


     Pinnacle Bancshares, Inc.'s wholly owned subsidiary Pinnacle Bank has six offices located in central and northwest Alabama.


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                           PINNACLE BANCSHARES, INC.


                         UNAUDITED FINANCIAL HIGHLIGHTS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                              Three Months Ended September 30,
                                            -------------------------------------
                                                2003                      2002
                                            -----------               -----------

Net income                                  $   571,000               $   473,000
Basic earnings per share                    $      0.36               $      0.27
Diluted earnings per share                  $      0.36               $      0.27

Performance ratios (annualized):
   Return on average assets                        1.07%                     0.86%
   Return on average equity                       12.01%                     9.33%
   Interest rate spread                            3.67%                     3.54%
   Net interest margin                             3.74%                     3.63%
   Operating cost to assets                        2.62%                     2.81%

Weighted average basic shares
 outstanding                                  1,565,684                 1,775,384
Weighted average diluted shares
 outstanding                                  1,606,058                 1,783,769
Dividends per share                         $      0.10               $      0.10
Provision for loan losses                   $   347,000               $   120,000


                                               Nine Months Ended September 30,
                                            -------------------------------------
                                                2003                      2002
                                            -----------               -----------

Net income                                  $ 1,870,000               $ 1,431,000
Basic earnings per share                    $      1.17               $      0.81
Diluted earnings per share                  $      1.15               $      0.80

Performance ratios (annualized):
   Return on average assets                        1.15%                     0.88%
   Return on average equity                       12.75%                     9.60%
   Interest rate spread                            3.60%                     3.25%
   Net interest margin                             3.68%                     3.40%
   Operating cost to assets                        2.55%                     2.63%

Weighted average basic shares
 outstanding                                  1,593,528                 1,775,384
Weighted average diluted shares
 outstanding                                  1,623,478                 1,779,688
Dividends per share                         $      0.30               $      0.30
Provision for loan losses                   $   882,000               $   380,000


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
                                                 September 30, 2003         December 31, 2002
                                                 ------------------         -----------------

Total assets                                       $207,654,000                $218,290,000
Loans receivable                                   $107,417,000                $119,375,000
Deposits                                           $181,968,000                $188,955,000
Total stockholders' equity                         $ 19,258,000                $ 19,955,000
Book value per share                               $      12.30                $      11.27
Stockholders' equity to assets ratio                        9.3%                        9.1%

Asset quality ratios:
 Nonperforming loans as a percent of
   total loans                                             0.96%                       0.97%
 Nonperforming assets as a percent of
   total assets                                            0.98%                       1.27%
 Allowance for loan losses as a percent
   of total loans                                          1.40%                       1.10%
 Allowance for loan losses as a percent
   of nonperforming loans                                146.88%                     112.99%


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